                                  EXHIBIT 12.1
                          CHARTER COMMUNICATIONS, INC.

                     EARNINGS TO FIXED CHARGES CALCULATION
                                 (IN THOUSANDS)


                                    CHARTER COMMUNICATIONS
                                   PROPERTIES HOLDINGS, LLC           CHARTER COMMUNICATIONS, INC.
                                 ----------------------------      ----------------------------------
                                                      1/1/98       12/24/98               NINE MONTHS
                                                     THROUGH       THROUGH                   ENDED
                                  1996      1997     12/23/98      12/31/98     1999        9/30/00
                                 -------   -------   --------      --------   ---------   -----------
EARNINGS
Loss before income taxes and
  minority interest............  $(2,723)  $(4,623)  $(17,222)     $(5,277)   $(637,806)  $(1,467,220)
Fixed Charges..................    4,442     5,283     17,614        2,390      490,949       785,195
                                 -------   -------   --------      -------    ---------   -----------
Earnings.......................  $ 1,719   $   660   $    392      $(2,887)   $(146,857)  $  (682,025)
                                 =======   =======   ========      =======    =========   ===========
FIXED CHARGES
Interest Expense...............  $ 4,415   $ 5,120   $ 17,277      $ 2,353    $ 477,799   $   765,342
Amortization of Debt Costs.....       --       123        267           --       10,300        16,363
Interest Element of Rentals....       27        40         70           37        2,850         3,490
                                 -------   -------   --------      -------    ---------   -----------
Total Fixed Charges............  $ 4,442   $ 5,283   $ 17,614      $ 2,390    $ 490,949   $   785,195
                                 =======   =======   ========      =======    =========   ===========
Ratio of Earnings to Fixed
  Charges(1)...................       --        --         --           --           --            --
                                 =======   =======   ========      =======    =========   ===========

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(1) Earnings for the years ended December 31, 1996 and 1997, for the periods from January 1, 1998 through December 23, 1998, and for the period from December 24, 1998 through December 31, 1998, for the year ended December 31, 1999, and for the nine months ended September 30, 2000, were insufficient to cover fixed charges by $2,723; $4,623; $17,222; $5,277; $637,806; and
    $1,467,220, respectively. As a result of such deficiencies, the ratios are not presented.